EXHIBIT 10.8

EVINE Live Inc.

Performance Stock Unit Award Agreement

(Non-Plan)

EVINE Live Inc. (the “Company”) hereby grants to you, the Grantee named below, the number of units relating to the Company’s common stock set forth in the table below (the “Performance Stock Units”). This Award of Performance Stock Units (“Performance Stock Unit Award”) shall be subject to the terms and conditions set forth in this Performance Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Performance Stock Unit Terms and Conditions on the following pages. Although this Performance Stock Unit Award is not being granted pursuant to the Company’s 2011 Omnibus Incentive Plan (“Plan”), unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Grantee: Timothy Peterman	Grant Date: May 2, 2019

No. of Performance Stock Units Granted: 680,000	Expiration Date: May 1, 2029

Vesting Schedule:
Scheduled Vesting Dates May 2, 2020	Number of Performance Stock Units Which Vest* First tranche of 226,666 Units
Date Average Closing Price equals or exceeds $2.00 following May 2, 2020, as further explained below*	Second tranche of 226,666 Units

Date Average Closing Price equals or exceeds $4.00 following May 2, 2021, as further explained below*	Third tranche of 226,668 Units
*The first tranche of the Performance Stock Unit Award shall vest on May 2, 2020. The second tranche of the Performance Stock Unit Award shall vest when the per share closing price of the Company’s common stock reaches or exceeds an average trading price of $2.00 for 20 consecutive trading days and the Grantee has been continuously providing Service for at least one year from the Grant Date. The third tranche of the Performance Stock Unit Award shall vest when the per-share closing price of the Company’s common stock reaches or exceeds an average trading price of $4.00 for 20 consecutive trading days and the Grantee has been continuously providing Service for at least two years from the Grant Date.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Performance Stock Unit Award.

GRANTEE:	EVINE LIVE INC.

/s/ Tim Peterman	By:	/s/ Andrea Fike
	Title:	General Counsel

EVINE Live Inc.

Performance Stock Unit Award Agreement

Performance Stock Unit Terms and Conditions

1.    Award of Performance Stock Units. The Company hereby grants to you, as of the Grant Date, the number of Performance Stock Units identified on the cover page of this Agreement, subject to the restrictions and other terms and conditions set forth herein and in the Plan (see Section 8 below). Each Performance Stock Unit that is earned and vests in accordance with this Agreement represents the right to receive one Share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Performance Stock Units granted to you will be credited to a performance stock unit account in your name maintained by the Company. This account will be unfunded and maintained for book-keeping purposes only, with the Performance Stock Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.    Vesting and Forfeiture of Performance Stock Units. Subject to Section 6 of this Agreement, so long as your Service (as defined in the Plan) to the Company and its Affiliates has not ended, the Performance Stock Units will vest and become non-forfeitable as provided in this Section 2. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates set forth on the cover page, on which Performance Stock Units subject to this Performance Stock Unit Award vest as provided in this Agreement.

(a) Scheduled Vesting. This Performance Stock Unit Award will vest on the Vesting Dates as to the number of Performance Stock Units specified in the Vesting Schedule on the cover page to this Agreement, provided with respect to the second and third tranches that the performance criteria specified on the cover page has been achieved prior to the Expiration Date.

(b) Limitation on Scheduled Vesting. If your Service ends for any reason prior to a Scheduled Vesting Date, then this Agreement shall terminate and all unvested Performance Stock Units shall be immediately forfeited, except to the extent the Committee exercises discretion as permitted by Section 3(b)(2) of the Plan or except as provided by Section 6 of this Agreement.

(c) Expiration Date. Upon the Expiration Date set forth on the cover page, any Performance Stock Units that have not vested shall be forfeited in their entirety.

(d) Adjustments. The number of Performance Stock Units subject to this Performance Stock Unit Award and/or the average closing price goals set forth on the cover page shall be subject to equitable adjustment by the Committee under the circumstances specified in Section 12(a) of the Plan.

3.    Issuance of Company Common Stock (“Shares”).

(a) Issuance following Vesting. Promptly following a Vesting Date, the Committee shall certify the per share closing price of the Company’s common stock on such Vesting Date, as applcable. The Committee shall then issue to you a number of Shares equal to the number of Performance Stock Units that have vested, as evidenced by issuance of a stock certificate without restrictive legend, by electronic delivery of such Shares to a brokerage account designated by you, or by an unrestricted book-entry registration of such Shares with the Company’s transfer agent. Such Shares shall be covered by a registration statement filed with the Securities and Exchange Commission.

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(b) Delay for Specified Employee. Notwithstanding the foregoing, if (i) the Performance Stock Units become vested as a result of your separation from service (within the meaning of Code Section 409A), and (ii) you are a “specified employee” (within the meaning of Code Section 409A) as of the date of such separation from service, then to the extent required by Code Section 409A, the settlement of such vested Performance Stock Units shall occur on the date that is six months after the date of your separation from service.

(c) Stock Certificate Restrictions. The Company shall not be liable to you for damages relating to any delays in issuing any stock certificates hereunder to you, in the electronic delivery of Shares to a brokerage account designated by you or in making an appropriate book entry, any loss of any such certificates, or any mistakes or errors in the issuance of such certificates, in such certificates themselves or in the electronic delivery or the making of the book entry; provided that the Company shall correct any such errors caused by it. Any such certificate or certificates or book entry shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates or an appropriate book entry notation to make appropriate reference to such restrictions.

(d) Securities Laws. Upon the acquisition of any Shares pursuant to this Agreement, you agree that you will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

4.    No Shareholder Rights. You shall not have voting rights, and shall not be entitled to receive cash dividends or other distributions with respect to the Shares underlying the Performance Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

5.    Withholding Taxes. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy any federal, state, local or foreign withholding taxes that may be due as a result of the vesting of the Performance Stock Units or the issuance of Shares hereunder, and the Company may defer the release to you of any and all Shares until you have made arrangements acceptable to the Company for payment of all such withholding taxes in accordance with the provisions of Section 14 of the Plan. If you wish to satisfy some or all of such withholding tax obligations by delivering Shares you already own or by having the Company withhold a portion of the Shares that would otherwise be issued to you hereunder, you must notify the Company of this election prior to the Vesting Date.

6.    Change in Control. The following provisions apply to this Performance Stock Unit Award in the event of a Change in Control.

(a) Continuation, Assumption or Replacement of Award. If this Performance Stock Unit Award is continued, assumed or replaced in connection with a Change in Control as contemplated by Section 12(b)(1) of the Plan (for Corporation Transactions) or Section 12(c) of the Plan, then if you experience an involuntary termination of Service for reasons other than Cause within one year after the effective time of the Change in Control, such termination of Service will be treated as a Vesting Date and if not already vested, the first tranche will vest in full, and the second and third tranches will vest based on whether the per share closing price of the Company’s common stock on such date reaches or exceeds the average trading price goals set forth on the cover page to this Agreement.

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(b) Corporate Transactions Where Award Not Continued, Assumed or Replaced. If this Performance Stock Unit Award is not continued, assumed or replaced in connection with a Corporate Transaction as contemplated by Section 12(b)(1) of the Plan, then the effective time of such Corporate Transaction will be treated as a Vesting Date and if not already vested, the first tranche will vest in full, and the second and third tranches will vest based on whether the per share closing price of the Company’s common stock on such date reaches or exceeds the average trading price goals set forth on the cover page to this Agreement. Alternatively, the Committee may provide for the cancellation of this Performance Stock Unit Award at or immediately prior to the effective time of the Corporate Transaction in exchange for a payment to you calculated in the manner described in Section 12(b)(3) of the Plan, except that the calculation of such payment shall be based only upon that number of Performance Stock Units that would have vested on the date of the Corporate Transaction, after giving effect to any acceleration of vesting called for by this Section 6(b).

7.    Restrictions on Transfer. You may not sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Performance Stock Units. Any such attempted sale, transfer,disposition, pledge, hypothecation or assignment shall be null and void.

8.    Incorporation by Reference of Plan and Interpretation Of This Agreement. This Performance Stock Unit Award is not granted pursuant to the Plan. However, the provisions of the Plan and the definitions of terms defined in the Plan shall apply to this Performance Stock Unit Award and be binding upon the Company and the Grantee as if this Performance Stock Unit Award were granted pursuant to the Plan. The terms and conditions of the Plan, as in effect on the date of this Agreement, an electronic copy of which has been delivered to Grantee, are hereby incorporated herein and made a part hereof by reference as if set forth in full. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Grantee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. If there is any inconsistency between the provisions of this Agreement and a written employment agreement between the Grantee and the Company or any of its Affiliates, the provisions of this Agreement shall govern.

9.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.   Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.   Discontinuance of Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

12.   Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company at its office at 6740 Shady Oak Road, Eden Prairie, MN 55344, and all notices or communications by the Company to you may be given to you personally or may be mailed to you at the address indicated in the Company’s records as your most recent mailing address.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement.

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